EXHIBIT 3.01

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

ELECTRONIC ARTS INC.

ELECTRONIC ARTS INC., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

FIRST: The name of the corporation is Electronic Arts Inc.

SECOND: The original Certificate of Incorporation of the corporation was filed with the Secretary of State of the State of Delaware on May 8, 1991.

THIRD: The Amended and Restated Certificate of Incorporation hereinafter set forth restates, integrates and further amends the provisions of the Certificate of Incorporation of this corporation as heretofore amended or supplemented, in accordance with Section 245 of the General Corporation Law of the State of Delaware.

FOURTH: The Board of Directors and the stockholders of the corporation have each duly adopted the Amended and Restated Certificate of Incorporation pursuant to the provisions of Section 242 of the General Corporation Law of the State of Delaware in the form set forth as follows:

ARTICLE I

The name of the corporation is Electronic Arts Inc. (the “Company”).

ARTICLE II

The address of the registered office of the Company in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle 19801. The name of its registered agent at that address is The Corporation Trust Company.

ARTICLE III

The purpose of the Company is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

ARTICLE IV

The total number of shares of stock of all classes which the Company is authorized to issue is 1,010,000,000 shares, consisting of 1,000,000,000 shares of Common Stock, par value $0.01 per share, and 10,000,000 shares of Preferred Stock, par value $0.01 per share.

The Board of Directors is authorized, subject to any limitations prescribed by the law of the State of Delaware, to provide for the issuance of Preferred Stock in one or more series, to establish from time to time the number of shares to be included in each such series, to fix the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof, and to increase or decrease the shares of any such series (but not below the number of shares of such series then outstanding).

ARTICLE V

The stockholders of the Company shall have the power to adopt, amend or repeal the Bylaws. The Board of Directors of the Company shall also have the power to adopt, amend or repeal Bylaws of the Company, except insofar as Bylaws adopted by the stockholders shall otherwise provide.

ARTICLE VI

Election of Directors need not be by written ballot unless a stockholder demands election by written ballot at a stockholder meeting and before voting begins, or unless the Bylaws of the Company shall so provide.

ARTICLE VII

A Director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the Director’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law or (iv) for any transactions from which the Director derived an improper personal benefit.

If the Delaware General Corporation Law is hereafter amended to authorize the further elimination or limitation of the liability of a Director, then the liability of a director of the Company shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

Neither any amendment nor repeal of this Article VII, nor the adoption of any provision of this Amended and Restated Certificate of Incorporation inconsistent with this Article VII, shall eliminate, reduce or otherwise adversely affect any limitation on the personal liability of a director of the Company existing at the time of such amendment, repeal or adoption of an inconsistent provision.

ARTICLE VIII

(a)Any action required or permitted to be taken by the stockholders of the Company must be taken at a duly called annual or special meeting of such holders or by consent in writing by such holders.

(b)Except as otherwise required by law, special meetings of stockholders of the Company for any purpose or purposes may be called only (i) by the Chairman of the Board of Directors pursuant to a resolution stating the purpose or purposes thereof or (ii) by the Board of Directors upon written request by one or more stockholders owning, in the aggregate, at least 25% of the Company’s outstanding shares entitled to vote on the matter or matters to be brought before the proposed special meeting, determined in accordance with the provisions of the Company’s Bylaws, and who otherwise comply with such other requirements and procedures set forth in the Company’s Bylaws, as now or hereinafter in effect.

(c)Subject to the rights of the holders of any series of Preferred Stock to elect additional Directors or to consent to specific actions taken by the corporation and to other provisions of this Amended and Restated Certificate of Incorporation, any action required or permitted to be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing setting forth the action so taken shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

The record date for determining stockholders entitled to express consent to corporate action in writing without a meeting shall be as fixed by the Board of Directors or as otherwise established under this ARTICLE VIII. Any person seeking to have the stockholders authorize or take corporate action by written consent without a meeting shall, by written notice (in writing and not by electronic transmission) addressed to the Secretary of the Company and delivered to the Company and signed by one or more stockholders of record (or their duly authorized agents) that, at the time the notice is delivered, own in the aggregate, at least 25% (the “Requisite Consent Percent”) of the Company’s then outstanding shares entitled to vote on the action or actions proposed to be taken by written consent, request that a record date be fixed for such purpose. For purposes of satisfying the Requisite Consent Percent under this ARTICLE VIII, “own”, “owning”, “owned” and “ownership” shall have the meaning set forth in the Company’s Bylaws. The written notice must contain the information set forth in paragraph (d) of this ARTICLE VIII. Following receipt of the notice, the Board of Directors shall, by the later of (i) twenty (20) calendar days after delivery of the notice, and (ii) five (5) calendar days after delivery of all information requested by the Company to determine the validity of the request or to determine whether the action to which the request relates may be effected by written consent, determine the validity of the request, and if appropriate, adopt a resolution fixing the record date for such purpose. The record date for such purpose shall be no more than ten (10) calendar days after the date upon which the resolution fixing the record date is adopted by the Board of Directors and shall not precede the date such resolution is adopted.

(d)Any stockholder’s notice required by paragraph (c) of this ARTICLE VIII must describe the action that the stockholder proposes to take by consent. For each such proposal, every notice by a stockholder must include (i) evidence of ownership reasonably satisfactory to the Company as to each stockholder of record, or if such stockholder is a nominee or custodian the beneficial owner(s) on whose behalf the notice is submitted, (ii) the text of the proposal (including the text of any resolutions to be effected by consent and the language of any proposed amendment to the bylaws of the corporation), (iii) the reasons for soliciting consents for the proposal, (iv) any material interest in the proposal held by the stockholder and the beneficial owner, if any, on whose behalf the action is to be taken, (v) the information, representations, and completed and signed questionnaires, to the extent applicable, then required to be set forth in a stockholder’s notice pursuant to the advance notice provisions in the Company’s Bylaws, as if the action or actions proposed to be taken by written consent were a nomination or other business proposed to be brought before a meeting of stockholders, (vi) an agreement to solicit consents in accordance with subparagraph (f) of this ARTICLE VIII, and (vii) any other information relating to the stockholder, the beneficial owner, or the proposal that would be required to be disclosed in filings in connection with the solicitation of proxies or consents pursuant to Section 14 of the Securities Exchange Act of 1934 (the “Exchange Act”), and the rules and regulations promulgated thereunder (or any successor provision of the Exchange Act or the rules or regulations promulgated thereunder). The Company may require any stockholder seeking to take action by written consent to furnish such other information as may reasonably be required by the Company to determine the validity of a request for a record date, and to determine whether such request relates to an action that may be effected by written consent under this ARTICLE VIII and applicable law. In connection with an action or actions proposed to be taken by written consent, stockholders seeking to take action by written consent shall further update and supplement the information previously provided to the Company in connection therewith, if necessary, so that the information shall be true and correct as of the record date to the same extent as would be required by the advance notice provisions in the Company’s Bylaws as of the record date for a meeting of stockholders if such action were a nomination or other business proposed to be brought before a meeting of stockholders, and such update and supplement shall be delivered to the Secretary at the principal executive offices of the Company not later than five (5) business days after the record date.

(e)Every written consent purporting to take or authorize the taking of corporate action (each such written consent is referred to in this paragraph and in paragraph (e) as a “Consent”) must bear the date of signature of each stockholder who signs the Consent, and no Consent shall be effective to take the corporate action referred to therein unless, within sixty (60) days of the earliest dated Consent delivered in the manner required by this ARTICLE VIII but not later than 120 days after the record date (or such later date as may be determined in good faith by the Board of Directors (and which determination shall be conclusive and binding) in the event it concludes, consistent with its fiduciary duties, that additional time is required for stockholders to deliver consents), Consents signed by a sufficient number of stockholders to take such action are so delivered to the Company. A written consent shall not be valid if it purports to provide (or if the person signing such consent provides, through instructions to an agent or otherwise) that it will be effective at a future time or at a time determined upon the happening of an event.

(f)Stockholders may take action by written consent only if the stockholder seeking to take action by written consent solicits consents from all stockholders of the Company entitled to vote on the action or actions proposed to be taken by written consent pursuant to and in accordance with this ARTICLE VIII, Regulation 14A of the Exchange Act (without reliance upon any exemption in Regulation 14A, including the exemption contained in clause (iv) of Rule 14a-1(l)(2) or Rule 14a-2(b) thereunder) (or any subsequent provisions replacing such Act or regulations), and applicable law.

(g)No consents may be delivered to the Company until (i) 60 days after the delivery of a valid request to set a record date that meets all of the requirements of this ARTICLE VIII, or (B) such later date as may be determined in good faith by the Board of Directors (and which determination shall be conclusive and binding) in the event it concludes, consistent with its fiduciary duties, that additional time is required for stockholders to make an informed decision in connection with such consent. Every Consent must be delivered to the Company by delivery to the Secretary of the Company at its principal place of business. Delivery must be made by hand or by certified or registered mail, return receipt requested and in accordance with the other provisions of Section 228 of the DGCL not inconsistent with this ARTICLE VIII. The Company shall not be required to accept a Consent given by electronic transmission unless a paper reproduction of the consent is delivered in accordance with the preceding sentence. Within five (5) business days after receipt of the earliest dated Consent delivered to the Company in the manner provided above, the Secretary of the Company shall engage an independent inspector of elections for the purpose of performing a ministerial review of the validity of the consents and revocations. The cost of retaining the inspector of election shall be borne by the Company. Consents and revocations shall be delivered to the inspector of elections upon receipt by the Company. As soon as consents and revocations are received, the inspector shall review the consents and revocations and shall maintain a count of the number of valid and unrevoked consents. The inspector shall not reveal the count to the soliciting stockholder or their representatives. In the event the inspectors determine that valid and unrevoked consents representing a sufficient number of shares to approve the actions proposed to be taken by consent have been delivered, the inspector shall inform the Company and the soliciting stockholders of that determination, and in any event the inspectors shall inform the Company and the soliciting stockholders of the number of valid, unrevoked consents received by the inspectors as of the close of business on the thirtieth (30th) day following the earliest-dated consent delivered to the Company.

(h)Notwithstanding anything in this Amended and Restated Certificate of Incorporation to the contrary, no action may be taken by written consent except in accordance with this ARTICLE VIII and applicable law. Notwithstanding anything in this Amended and Restated Certificate of Incorporation to the contrary, if the Board of Directors shall determine in good faith (and which determination shall be conclusive and binding) that any request to take any stockholder action by written consent was not properly made in accordance with, or relates to an action that may not be effected by written consent pursuant to, this ARTICLE VIII, the Company’s Bylaws, or applicable law, or the stockholder or stockholders seeking to take such action do not otherwise comply with this ARTICLE VIII, the Company’s Bylaws, or applicable law, then the Board of Directors shall not be required to fix a record date and any such purported action by written consent shall be null and void to the fullest extent permitted by applicable law. No action by written consent without a meeting shall be effective until such date as the Secretary, such other officer or agent of the Company as the Board of Directors may designate, or the inspector certify to the Company that the consents delivered to the Company in accordance with this ARTICLE VIII represent at least the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. The action by written consent will take effect as of the date and time of such certification and will not relate back to the date that the written consents were delivered to the Company.

(i)A request to take action by written consent may be revoked by a stockholder’s written revocation delivered to, or mailed and received by, the Secretary at any time, and any stockholder signing a request may revoke such request as to the voting shares that such person owns at any time by written revocation delivered to, or mailed and received by, the Secretary at the principal executive offices of the Company. If, as a result of such revocation(s), there no longer are valid and unrevoked requests from stockholders who own the Requisite Consent Percent of the Company’s then outstanding shares entitled to vote on the action or actions proposed to be taken by written consent, then the Board of Directors shall not be required to fix a record date. Further, in the event that the stockholder seeking to take action by written consent withdraws the request, the Board of Directors, in its discretion, may cancel the action by written consent and any consents relating to such action shall be null and void.

(j)The Board of Directors shall not be obligated to set a record date (and no related action may be taken by written consent) if (1) such action relates to an item of business that is not a proper subject for stockholder action under applicable law, or that involves a violation of applicable law; (2) the request for a record date is delivered during the period commencing 90 days prior to the first anniversary of the preceding year’s annual meeting of stockholders and ending on the earlier of (i) the date of the next annual meeting of stockholders, or (ii) 30 days after the first anniversary of the immediately preceding annual meeting of stockholders; (3) such action relates to an item of business that is the same or a substantially similar item (as determined in good faith by the Board of Directors, a “Similar Item” (and which determination shall be conclusive and binding)), other than the election of directors, was presented at an annual or special meeting of stockholders held not more than 12 months before the request for a record date is delivered; (4) a Similar Item was presented at an annual or special meeting of stockholders held not more than 90 days before the request for a record date is delivered (and, for purposes of this clause (4), the election of directors shall be deemed to be a “Similar Item” with respect to all items of business involving the election or removal of directors, changing the size of the Board of Directors and the filling of vacancies and/or newly created directorships resulting from an increase in the number of directors); (5) a Similar Item is included in the Company’s notice of meeting as an item of business to be brought before an annual or special meeting of stockholders that has been called but not yet held or that is called for a date within 90 days of the receipt by the Company of a request for a record date (and, for purposes of this clause (5), the election of directors shall be deemed to be a “Similar Item” with respect to all items of business involving the election or removal of directors, changing the size of the Board of Directors and the filling of vacancies and/or newly created directorships resulting from an increase in the number of directors); (6) the a request for a record date was made, any request for a record date was solicited, or any consents were solicited, in a manner that involved a violation of the Exchange Act and the rules and regulations thereunder (or any subsequent provisions replacing the Exchange Act, rules or regulations) or other applicable law; or (7) the request for a record date does not comply with the requirements of this ARTICLE VIII.

(k)Nothing contained in this ARTICLE VIII shall in any way be construed to suggest or imply that the Board of Directors or any stockholder shall not be entitled to contest the validity of any Consent or related revocations, whether before or after such certification by the inspector or to take any other action (including, without limitation, the commencement, prosecution, or defense of any litigation with respect thereto, and the seeking of injunctive relief in such litigation).

(l)Notwithstanding anything to the contrary set forth above, the Board of Directors may authorize one or more actions to be taken by written consent and, with respect to such actions, none of the foregoing provisions of this ARTICLE VIII shall apply to such actions unless the Board of Directors determines otherwise. The Board of Directors shall be entitled to solicit stockholder action by written consent in accordance with applicable law.

IN WITNESS WHEREOF, Electronic Arts Inc. has caused this Amended and Restated Certificate of Incorporation to be signed by its duly authorized officer on this 12th day of August, 2021 who affirms that the statements made herein are true and correct.

ELECTRONIC ARTS INC.

By:	/s/ Jacob J. Schatz
Jacob J. Schatz
Executive Vice President, General Counsel and Corporate Secretary